FRANK J. HARITON ATTORNEY - AT - LAW
1065 Dobbs Ferry Road $ White Plains $ New York 10607 $ (Tel) (914) 674-4373 $ (Fax) (914) 693-2963 $ (e-mail) hariton@sprynet.com

Exhibit 5.1 and 23.2

November 26, 2019

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re: Innocap, Inc. Registration Statement on Form S-8

Gentlemen:

I am securities counsel to Innocap, Inc., a Nevada Corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended to date, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.001 par value, of the Company reserved for issuance under the Innocap, Inc. Amended 2017 Non-Statutory Stock Option Plan dated July 26, 2017, will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of my name in the above opinion filed with the Registration Statement on Form S-8. I own 250,000 shares of the Company's common stock

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton